Exhibit 99.1


          New York Community Bancorp, Inc. Completes Its Acquisition of
                            Atlantic Bank of New York


     WESTBURY, N.Y.--(BUSINESS WIRE)--April 28, 2006--New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank and New York Commercial Bank, today announced that its acquisition of Atlantic Bank of New York, a wholly-owned subsidiary of the National Bank of Greece, has been completed.
     In accordance with the agreement announced on October 11, 2005, New York Community Bancorp today acquired all of the common stock of Atlantic Bank of New York, which will commence operations as the "Atlantic Bank division of New York Commercial Bank" on Monday, May 1st.
     Reflecting the acquisition, New York Community Bancorp now has consolidated assets in excess of $29 billion and a network of 166 branch offices spanning the New York metropolitan region, including 137 branches of New York Community Bank, its savings bank subsidiary, and 29 branches of New York Commercial Bank.
     Commenting on the transaction, New York Community Bancorp, Inc. President and Chief Executive Officer, Joseph R. Ficalora, stated, "We are very excited about this latest addition to our banking family, which will benefit our balance sheet, enhance our earnings capacity, and extend the reach of our new commercial bank subsidiary. Over the years, Atlantic Bank has evolved into a premier banking institution, with a reputation for exceptional service to the small and mid-size businesses they serve. We look forward to maintaining the high level of service to which our newest customers have grown accustomed, and to providing them with the additional convenience of our 29 commercial banking locations and our company-wide network of 233 ATMs.
     "We also are pleased that Thomas M. O'Brien, President and Chief Executive Officer of Atlantic Bank of New York, will be joining us on a transitional basis as the President of New York Commercial Bank. In addition, Spiros J. Voutsinas, a respected member of the Greek community in both the U.S. and Athens, and a member of our Company and subsidiary bank Boards of Directors, will serve as President of the Atlantic Bank division of New York Commercial Bank," Mr. Ficalora said.
     New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, and ranks among the 20 largest commercial banks in New York State. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

     Forward-looking Statements and Associated Risk Factors

     This release, like other written and oral communications presented by the Company and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
     Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
     There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to, general economic conditions and trends, either nationally or locally in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services within existing lines of business in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.
     Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update any forward-looking statements.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations
             Ilene A. Angarola, 516/683-4420